MOVIE GALLERY ANNOUNCES AMENDMENT
TO SENIOR CREDIT FACILITY

DOTHAN, Ala., March 16, 2006 -- Movie Gallery, Inc. (NASDAQ: MOVI) today announced that it has entered into a definitive amendment to its senior credit facility. Pursuant to the terms of the amendment, among other things, the financial covenants with which the Company must comply have been relaxed for the next four fiscal quarters. In addition, interest rate terms have been increased and certain mandatory prepayment provisions have been modified. Furthermore, the Company's ability to incur indebtedness, pay dividends, redeem its capital stock, make capital expenditures, make acquisitions, and other covenants have been made more restrictive.

"We are pleased to have reached an agreement with our bank lenders," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. "Movie Gallery continued to generate positive cash flow during 2005 and finished the year with a solid liquidity position of approximately $135.2 million in cash and cash equivalents. With a successful amendment to our senior credit facility, we can now focus on implementing initiatives to drive our top-line performance and further improve our operating efficiencies. As part of these efforts, we will aggressively right size the Company's store foot-print, close unprofitable stores, divest non-core assets, and continue the consolidation of our back office support center functions. We expect these initiatives will help offset the continued softness that we are seeing in the box-office release schedule."

Because of delays associated with the amendment process and in completing the first fiscal year-end audit since the Company acquired Hollywood Entertainment Corporation, Movie Gallery does not expect to file its annual report on Form 10-K by the March 17, 2006 deadline. Movie Gallery's normal year-end audit is in progress, and the Company expects to report its fourth quarter and full year results and file its form 10-K on or before March 31, 2006.

About Movie Gallery

Movie Gallery is the second largest North American video rental Company with approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward-Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the expected impact of the amendments to the Company's senior credit facility, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 2, 2005. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors; (i) same-store revenues are less than projected; (ii) the Company is unable to comply with the revised financial covenants contained in its senior credit facility; (iii) the Company's operational improvement program described above fails to generate anticipated cost reductions; (iv) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (v) unforeseen issues with the continued integration of the Hollywood Entertainment business; (vi) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (vii) consumer demand for movies and games is less than expected; (viii) the availability of movies and games is less than expected; or (ix) competitive pressures are greater than anticipated. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Financial: Thomas D. Johnson, Jr., Movie Gallery, Inc., 503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127